Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
LEVEL 3 COMMUNICATIONS, INC.
The undersigned, being a duly appointed officer of Level 3 Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), for the purpose of amending the Corporation’s Restated Certificate of Incorporation, as amended (the “Restated Certificate of Incorporation”) filed pursuant to Section 102 of the DGCL, hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:
First: That the Board of Directors of the Corporation, at a meeting of the Board of Directors of the Corporation, adopted resolutions setting forth a certain proposed amendment to the Restated Certificate of Incorporation, as amended, declaring said amendment to be advisable, calling for the stockholders of the Corporation to consider said amendment at the next meeting of the stockholders and calling for a special meeting of the stockholders of said corporation for consideration thereof.
Second: The amendment effected hereby was duly authorized by the Corporation’s Board of Directors and stockholders in accordance with the provisions of Sections 141, 228 and 242 of the DGCL and shall be executed, acknowledged and filed in accordance with Section 103 of the DGCL.
Third : That Article VII of the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on May 22, 2008, as amended on May 27, 2009, May 25, 2010, October 3, 2011, October 19, 2011, May 30, 2012, and October 30, 2014 is hereby amended in its entirety to read as follows:
“ARTICLE VII
DIRECTORS
A. The Board of Directors shall consist of no fewer than six persons and no more than fifteen persons, and such number shall be fixed by, or in the manner provided in, the By-laws of the Corporation.
B. At each annual meeting of the stockholders of the Corporation, the date of which shall be fixed by or pursuant to the By-Laws of the Corporation, the directors shall be elected to hold office for a term of one (1) year and until such director’s successor is elected and qualified or until such director’s earlier resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
C. A director may be removed from office only by vote of at least a majority of the outstanding stock entitled to vote in an election of directors.

Exhibit 3.1

D. Any vacancy on the Board of Directors, however resulting, may be filled only by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.”
Fourth: That the capital of the Corporation shall not be reduced under or by reason of said amendments.

Exhibit 3.1

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 20th day of May, 2016 by the undersigned who affirms the statements contained herein as true under penalties of perjury.

LEVEL 3 COMMUNICATIONS, INC.

By:    /s/ John M. Ryan
Name: John M. Ryan
Title: Executive Vice President